EXHIBIT 99.1


NUTRITION 21

Paul Intlekofer                                            Al Palombo
Nutrition 21                                               Cameron Associates
Chief Financial Officer                                    Investor Relations
(914) 701-4507                                             (212) 554-5488
psi@nutrition21.com                                        al@cameronassoc.com

                        NUTRITION 21 RAISES $9.6 MILLION
                    IN CONVERTIBLE PREFERRED STOCK FINANCING

PURCHASE, N.Y., April 1, 2005 -Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced that it has privately placed 9,600 shares of preferred stock and 2,948,662 warrants for an aggregate purchase price of $9.6 million to investors including Midsummer Investment LTD, Cross Atlantic Partners, Uplift Equity Partners and Enable Capital Management LLC.

         Paul Intlekofer, Chief Financial Officer of Nutrition 21, commented, "This financing provides us with a significantly improved balance sheet to help us capitalize on our successful research initiatives. Both the size of the financing and the quality of these new investors validates our excitement about the potential applications of our proprietary chromium products and the future prospects for our company. The long term orientation, sophistication and industry expertise of these investors should be valuable in attracting business opportunities and relationships to our company."

         Each share of preferred stock has a stated value of $1,000 per share and is convertible into common stock at the option of the holder at $1.25 per share. Subject to certain conditions, the company can force conversion of the preferred stock if the volume weighted average price of the common stock is at least $3.76 for 20 consecutive trading days. The preferred stock pays cumulative dividends at the annual rate of 6%. Dividends are payable in cash, except that in certain circumstances dividends may be paid in shares of common stock valued at 90% of the then volume weighted average price. The company must on March 31, 2009 redeem the preferred stock at the stated value per share plus accrued dividends. The warrants are exercisable commencing October 1, 2005 and ending

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on March 31, 2010 at $1.31 per share. Both the preferred stock and the warrants have anti-dilution provisions. The company has agreed to register the common stock issuable as dividends and upon conversion of the preferred stock and exercise of the warrants.

         Stuart Rudick, General Partner of Uplift Equity Partners, stated, "I have been monitoring Nutrition 21 over the past seven years and now Uplift Equity Partners is extremely excited to team up with Midsummer and Cross Atlantic Partners to support the Company's further progress. We believe the company has wisely invested the time, money and science to secure their proprietary products to offer safe and effective relief to millions of diabetes and cardiac patients."

ABOUT NUTRITION 21, INC.

Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax(R) chromium picolinate, which is the most-studied form of the essential mineral chromium. Nutrition 21 also developed Diachrome(R), which is available through diabetes educators or at www.diachrome.com. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at www.nutrition21.com.

SAFE HARBOR PROVISION

This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

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